                                                                    EXHIBIT 16.1
December 21, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D. C. 20549

Ladies and Gentlemen:

We have read item 4.01 of Form 8-K of SmartServ  Online,  Inc. and  Subsidiaries
dated December 21, 2004 and are in agreement with the statements regarding Grant
Thornton LLP contained in the first  sentence of the first  paragraph and in the second,  fourth and fifth  paragraphs.  With regard to the third  paragraph,  on
December 15, 2004,  Grant Thornton LLP advised  SmartServ  Online,  Inc. that we would not stand for  reappointment  for the 2004 audit  period.  We are not in a position to agree or disagree with any other comments in item 4.01.

/s/ Grant Thornton LLP